Exhibit 10.22

CLASSIFIED PERSONNEL INFORMATION

DSM Corporate Human Recourses
Executive Compensation

PERSONAL & CONFIDENTIAL	Het Overloon 1
Mr. L. Utiger	M11 TE Heerten
P.O. Box 6500
6401 JH Heerlen
Netherlands

Date	Contact person
July 24, 2013	M. Dijk
Our reference	phone +31-45-578 2191
356 EC/13	martin.dijk@dsm.com

Re Offer of Employment

Dear Mr. Utiger,

DSM Pharmaceutical Products (DPP) is pleased to offer you employment with DSM Pharmaceutical Products Inc. in a Senior Management role (content and title to be discussed). The conditions of the employment are as follows. If you agree to these conditions, please sign and return the attached copy of this letter and the addendum.

All amounts in this offer letter are gross amounts (before taxation): all payments will be made in US dollars. Payments will be subject to all required federal, state and local taxes, social security premiums and other withholdings.

Employer	:	DSM Pharmaceutical Products Inc.

Commencement	:	August 19, 2013

Employment status	:	Employment 'at will'

Position	:	President DSM Pharmaceutical Products

Work Location	:	Home office in Middletown. After two years Parsippany New Jersey, USA

Annual Base Salary	:	USD 470.000 per annum. Annual Base Salary to be reviewed yearly in accordance with DSM's remuneration policy for Executives. Your first merit review will be in July of 2014.

CLASSIFIED PERSONNEL INFORMATION Page 2 of 4 July 24, 2013 Re Offer of Employment 356 EC/2013

Short Term Cash Incentive (bonus)	:	You will be eligible to participate in the annual Short Term Cash Incentive Scheme. The target bonus opportunity is 45% of your Annual Base Salary; the maximum pay-out is 90% of your Annual Base Salary. The bonus will be related to business results and the realization of personal targets. Realization and payout of the Short Term Incentive is at the sole discretion of the Managing Board.

Long Term Incentive (stock incentives)	:	You belong to the group of Executives who are eligible for stock incentives (within the current scheme, this would involve Stock Options or Stock Appreciation Rights) according to the DSM N.V. Stock Incentive Plan. The typical basic grant offered is 24,000 stock incentives. However, the granting of stock incentives remains a decision at the discretion of the Managing Board of Directors of DSM N.V. Tax consequences of acceptance and/or vesting and/or exercise of stock incentives are to be borne by you. For the first year stock incentives may be granted in 2014.

Retirement Plan 401(k)	:	You have the opportunity to participate in the DSM USA Defined Contribution Plan, a qualified 401(k) retirement plan ((DSM 401k Plan). The DSM 401(k) Plan will provide an employer matching contribution equal to 100% of the first three percent (3%) of your deferral contributions, plus fifty (50%) of the next three percent (3%) of your eligible compensation contributed as deferral contributions. The DSM 401(k) Plan also provides for automatic enrollment at three percent (3%) of your base salary unless you decline participation and also, permits participants who have attained 50 years of age before the end of the calendar year to make certain additional "catch-up" contributions each year. Please refer to the Summary Plan Description for the DSM 401(k) Plan for complete details regarding plan participation and benefits.

Defined Contribution Plan	:	Subject to applicable limitations under the Code, each year an additional contribution equal to five percent (5%) of your eligible compensation will be contributed to your account under the DSM USA Defined Contribution Plan. This contribution is subject to a three year (3) vesting requirement.

Company Car	:	You will be provided with a company car according to the policies for DSM Executives. Gas, maintenance and insurance are included in this respect. You also have the option to receive a car allowance USD 1,450 per month, less applicable taxes instead of the company provided car.

CLASSIFIED PERSONNEL INFORMATION Page 3 of 4 July 24, 2013 Re Offer of Employment 356 EC/2013

Holidays/Vacation	:	You will be subject to local rules with respect to working hours, annual vacation entitlement and (public) holidays. On an annual basis you will have 25 vacation days (5 weeks).

Health and Welfare Benefits	:	You have the opportunity to participate in a comprehensive health and welfare program offered to all DSM US employees.

Executive Benefits Program	:	As an executive within the US Region, you will be eligible for a supplemental executive benefits program. Further details will be provided.

Business Expenses	:	Business expenses will be reimbursed within reasonable limits and in accordance with regulation and best practices applicable within DSM Services USA.

Secrecy, confidentiality, Non-competition and non-soliciting	:	See the attached agreement which is part of this letter.

Severance	:	Should DSM terminate your employment for any reason, other than for cause, you will receive a severance payment of 6 months base pay in accordance to the terms of DSM's Severance Agreement.

Temporary accommodation	:

You indicated that you want to remain living in Middletown MD for the coming two years. During this period DPP will facilitate accommodation in the Parsippany area up to a maximum of USD 2.500 per month.

Moving	:	After two years you will move with your family to the Parsippany area. DPP will reimburse the cost of this move in line with the DSM Services USA Tier 3 Employee Relocation Guide.

Please not that your employment with DPP is contingent upon the fulfillment of all the three following conditions:

-	A successful completion of your reference check and drug screen results.
-	There is no non-compete clause that will prevent you of being employed with DPP.
-	You are in the possession of all the required documents to reside and to work in the US.

If you fail to fulfill one of these conditions this offer of employment will be held invalid and shalt not apply and DSM will not be liable to reimbursement of any cost or to provide any indemnity.

Finally, please note that in the various interviews you have had prior to this offer, you have been made aware that DSM is in partnership discussions with respect to DPP.

CLASSIFIED PERSONNEL INFORMATION Page 4 of 4 July 24, 2013 Re Offer of Employment 356 EC/2013

Please acknowledge this offer of employment by signing and returning a copy of this letter by July 25, 2013 to Mr. M. Dijk, P.O. Box 6500, 6401 JH Heerlen, Netherlands.

This offer of employment is valid until July 31, 2013, after which it lapses and no rights can be derived from it any longer.

Yours sincerely,

/s/ Stefan Mechelmans	/s/ Janna Chilton
Stefan Mechelmans	Janna Chilton
SVP Global Rewards	VP, HRSSC

Accepted and agreed:

/s/ L. Utiger
L. Utiger

Middletown, MD	July 24th, 2013
(Place)	(Date)

CLASSIFIED PERSONNEL INFORMATION Corporate Human Resources Executive Compensation Het Overloon 1, Heerlen P.O. Box 6500, 6401 JH Heerlen, The Netherlands

Ref: 356a EC/13 addendum to 356 EC/13	July 9, 2013

Confidentiality, Non-Compete and Non-Solicitation Agreement

Royal DSM N.V. including all subsidiaries belonging to the DSM group with its registered office at Heerlen, the Netherlands, hereinafter referred to as "DSM"

and

Mr. L. Utiger, residing at                               hereinafter referred to as "the Employee",

Taking into account the employment of Employee with DPP, DSM and the Employee declare to have mutually agreed on the following conditions as part of the offer letter between both parties.

Clause 1. Confidentiality

The Employee shall throughout the duration of his employment and after the termination thereof for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of DSM, unless such personnel must be informed in connection with their work for DSM) any information of a confidential nature concerning DSM, which has become known to the Employee as a result of his employment with DSM and of which the Employee knows or should have known it is/was of a confidential nature. Provided, however, this clause does not preclude disclosure under subpoena or other administrative or judicial order from a court or regulatory authority of competent jurisdiction. In the event the subpoena or administrative order occurs (including after termination of the employment relationship), employee will promptly notify DSM of said subpoena or administrative action and cooperate with DSM if it chooses to seek a protective order.

On termination of the employment relationship, the Employee is obliged to return to DSM any records or documents, of any nature whatsoever, that he has in his possession which concern DSM.

In accordance with, and without limitation of, Clause 7, if the Employee fails to fulfil the aforesaid obligations, he will be liable to compensate DSM for any damage incurred by DSM as a result of Employee's failure.

Clause 2. Non-compete

The Employee shall throughout the duration of his/her employment and for a period of six months after termination thereof, not be engaged or involved in any manner, directly or indirectly, whether on the account of the Employee or on the account of third parties, in any enterprise which conducts activities in a field similar to or otherwise competes with that of DSM nor act, directly or indirectly, as intermediary in whatever manner. This obligation applies solely to any work activities or involvement of the Employee within the territory of DPP, in particular.

The Employee remains under the obligation to adhere to this non-competition clause if the company of DSM or a part thereof is transferred by DSM to a third party and his employment terminates before or at the time of such transfer, white in the event of continuation of the employment agreement the Employee would have entered into the employment of the acquirer by operation of law.

CLASSIFIED PERSONNEL INFORMATION Corporate Human Resources Executive Compensation Het Overloon 1, Heerlen P.O. Box 6500, 6401 JH Heerlen, The Netherlands

July 9, 2013

Clause 3. Assignment of Inventions and Patents

To the extent that they do not vest in DSM by operation of law, the Employee hereby irrevocably assigns and transfers to DSM any right associated with patents, models, designs, any work that may be subject to copyright protection and/or any other intellectual property right arising out of or in connection with the Employee's employment with DSM. To the extent that an assignment and transfer of future rights is not (fully) possible or enforceable, the Employee shall be obliged to assign and transfer these rights on the moment these rights come into existence. The Employee shall both, while in the employment of DSM and thereafter, immediately inform DSM of the existence of aforementioned rights and assign and transfer these rights to DSM without undue delay and for their entire duration and irrevocably authorizes DSM herewith to take all necessary steps, including executing on behalf of the Employee all deeds and other documents as may be required, that may be necessary to effect the assignment and transfer.

The Employee acknowledges that the salary received by him in relation to him employment with DSM includes an allowance for the fact that intellectual property rights will not be assigned to the Employee and that, insofar as applicable, the Employee will assign and transfer these rights to DSM.

DSM is not obliged to patent the Employee's inventions. Any costs incurred by the Employee as a result of the above-mentioned obligations shall be borne by DSM.

Clause 4. Non-Solicitation of Employees

The Employee shall not for the period of two (2) years following termination of the employment relationship, whether directly or indirectly through third parties including but not limited to recruitment or search firms, employ, solicit or endeavor to entice away from DSM, Royal DSM N.V. or any of their subsidiaries, any person who is or was during a period immediately preceding the date at which the employment agreement between the Employee and DSM was terminated, an employee of DSM, Royal DSM N.V. or any of their subsidiaries.

Clause 5. Non-Solicitation of Customers

The Employee shall not for the period of two (2) years following the termination of the employment relationship, whether directly or indirectly on Employee's own behalf or on behalf of DSM or any other person, in any way interfere with DSM's relationship with any company and/or person who shall at any time during the term of the employment relationship have been directly or indirectly a customer of DSM, Royal DSM N.V. or any of their affiliates.

Clause 6. Employee Representations

The Employee herein represents and warrants that he is not subject to any covenant not to compete with any former employer or third party. Employee understands that it is not the intention of DSM to receive or obtain the trade secrets or confidential information of others. Accordingly, Employee agrees that he will not disclose or use during the course of his employment with DSM any proprietary information that he may have acquired from another. Further, Employee agrees that he will not bring to DSM any documents, in any form, containing proprietary or confidential information of others.

CLASSIFIED PERSONNEL INFORMATION Corporate Human Resources Executive Compensation Het Overloon 1, Heerlen P.O. Box 6500, 6401 JH Heerlen, The Netherlands

July 9, 2013

Clause 7. Remedies

Employee acknowledges, understands, and agrees that the restrictions contained in clauses 1, 2, 3, 4, and 5 are necessary to protect the legitimate business interests and good will of DSM and that any breach by Employee of such clauses will cause substantial and irreparable harm to DSM for which monetary damages may be an inadequate remedy. Accordingly, DSM shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach or threatened breach, and the prevailing party shall be entitled to recover from the other, the prevailing party's costs (including, without limitation, reasonable attorneys' fees) incurred in connection with enforcing clauses of this agreement. Employee agrees that the rights of DSM to obtain injunctive relief shall not be considered a waiver of DSM's rights to seek any other remedies that it may have at law or in equity, including monetary damages.

Made out in duplicate and signed at                               , on July 24th, 2013

DSM,	The Employee,

/s/ Mr. L. Utiger
/s/ J. Chilton	Mr. L. Utiger
J. Chilton
VP, HR Shared Services